SUB-ITEM 77Q1: Exhibits
Y
(a) Certificate and Instrument of Amendment to the Amended and Restated Agreement and Declaration of Trust
(b) Amendments to investment policies

SUB-ITEM 77Q1(a): Amendment to Agreement and Declaration of Trust
CERTIFICATE AND INSTRUMENT OF AMENDMENT
TO THE
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF
CREDIT SUISSE SHORT DURATION BOND FUND
The undersigned, being the Secretary of Credit Suisse Short Duration Bond Fund, a Delaware statutory trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 11.8 of the Agreement and Declaration of Trust, dated as of February 12, 2002, as amended to date (as so amended, the "Declaration of Trust"), and by the unanimous vote of the Trustees at a meeting duly held on February 11, 2004, the Trustees of the Trust duly adopted the following amendment:
Article III, Section 3.3 of the Declaration of Trust is hereby amended and restated in its entirety as follows:

3.3 TERM OF OFFICE. Beginning with the Trustees elected at the first meeting of the Shareholders, the Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except
(a) that any Trustee may resign his trust by written instrument signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed at any time by written instrument, signed by at least two-thirds of the number of Trustees prior to such removal specifying the date when such removal shall become effective; (c) that any Trustee who requests in writing to be retired or who has died, becomes physically or mentally incapacitated by reason of illness or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; (d) that a Trustee may be removed at any meeting of the Shareholders of the Trust by a vote of Shareholders owning at least two-thirds of the Outstanding Shares of the Trust; and (e) that a Trustee shall automatically be deemed to resign and retire as a Trustee on the date he/she reaches the age of 72 years. Notwithstanding (e) above, the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) ("Independent Trustees") may waive this application of the automatic resignation and retirement provision to a Trustee based on the particular facts and circumstances. A determination to grant such a waiver, shall be reviewed on an annual basis by the Independent Trustees.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the ____ day of April, 2004.
/s/ Hal Liebes______________________________
Name:	Hal Liebes
Title:	Secretary
ACKNOWLEDGMENT
STATE OF New York	)
	) ss.
COUNTY OF New York	)
April ___, 2004
Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.
Before me,
_________________     [Notary Seal]

SUB-ITEM 77Q1(b): Amended investment policies
At a meeting on November 18, 2003, the Fund's Board of Trustees approved the adoption of an options strategy, under which the Fund may write (sell) covered and uncovered put and call options on equity and debt securities, securities indexes, futures and swaps (commonly referred to as "swaptions") and purchase put and call options for hedging purposes or to increase total return.